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                               STOCK PURCHASE AGREEMENT

                               DATED AS OF JUNE 3, 1997


                                       BETWEEN

                                 FLORIDA LOGOS, INC.
                                      AS SELLER

                                THE LAMAR CORPORATION

                              LAMAR ADVERTISING COMPANY
                                     AS GUARANTOR

                                         AND

                               UNIVERSAL OUTDOOR, INC.
                                       AS BUYER


                                     RELATING TO


                         PENN ADVERTISING OF BALTIMORE, INC.






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                                  TABLE OF CONTENTS


                                                                            Page


                                      ARTICLE I
                         DEFINITIONS/PURCHASE & SALE/CLOSING . . . . . . .    2
    1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.2     Transfer of Purchased Stock. . . . . . . . . . . . . . . . . .    7
    1.3     Purchase of the Purchased Stock by Buyer / Purchase Price. . .    8
    1.4     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . .    8
    1.5     Purchase Price Adjustment. . . . . . . . . . . . . . . . . . .    8
    1.6     June 1st Through 3rd . . . . . . . . . . . . . . . . . . . . .   10

                                      ARTICLE II
               REPRESENTATIONS AND WARRANTIES REGARDING SELLER, LAMAR,
                    GUARANTOR, THE COMPANY AND THE PURCHASED STOCK . . . .   10
    2.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .   10
    2.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . .   10
    2.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . .   11
    2.4     Title to Purchased Stock . . . . . . . . . . . . . . . . . . .   12
    2.5     Company Debt . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.6     No Brokers or Finders. . . . . . . . . . . . . . . . . . . . .   13
    2.7     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .   13
    2.8     Accuracy of Information. . . . . . . . . . . . . . . . . . . .   13

                                     ARTICLE III
       ADDITIONAL REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY . .   14
    3.1     Organization and Good Standing . . . . . . . . . . . . . . . .   14
    3.2     Company Stock. . . . . . . . . . . . . . . . . . . . . . . . .   14
    3.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . .   15
    3.4     Financial Statements; Changes; Contingencies . . . . . . . . .   15
    3.5     Taxes and Tax Returns. . . . . . . . . . . . . . . . . . . . .   16
    3.6     Material Contracts . . . . . . . . . . . . . . . . . . . . . .   16
    3.7     Real and Personal Property; Title to Property; Leases. . . . .   17
    3.8     Intangible Property. . . . . . . . . . . . . . . . . . . . . .   17
    3.9     Legal Proceedings and Certain Labor Matters. . . . . . . . . .   18
    3.10    Minute Books . . . . . . . . . . . . . . . . . . . . . . . . .   18
    3.11    Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    3.12    Compliance with Law. . . . . . . . . . . . . . . . . . . . . .   18
    3.13    Dividends and Other Distributions. . . . . . . . . . . . . . .   19
    3.14    Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .   19
    3.15    Environmental Matters. . . . . . . . . . . . . . . . . . . . .   21

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    3.16    Certain Interests. . . . . . . . . . . . . . . . . . . . . . .   21
    3.17    Intercompany Transactions. . . . . . . . . . . . . . . . . . .   22
    3.18    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   22
    3.19    No Brokers or Finders. . . . . . . . . . . . . . . . . . . . .   22
    3.20    Accuracy of Information. . . . . . . . . . . . . . . . . . . .   22

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . .   22
    4.1     Organization and Related Matters . . . . . . . . . . . . . . .   22
    4.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . .   23
    4.3     No Conflicts; Consents . . . . . . . . . . . . . . . . . . . .   23
    4.4     No Brokers or Finders. . . . . . . . . . . . . . . . . . . . .   23
    4.5     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .   23
    4.6     Investment Representation. . . . . . . . . . . . . . . . . . .   24
    4.7     Accuracy of Information. . . . . . . . . . . . . . . . . . . .   24

                                      ARTICLE V
                           ADDITIONAL CONTINUING COVENANTS . . . . . . . .   24
    5.1     Nondisclosure of Proprietary Data. . . . . . . . . . . . . . .   24
    5.2     Tax Cooperation. . . . . . . . . . . . . . . . . . . . . . . .   25
    5.3     Vesting in Certain Pension Plans . . . . . . . . . . . . . . .   25

                                      ARTICLE VI
                           ITEMS TO BE DELIVERED AT CLOSING. . . . . . . .   25
    6.1     By Seller. . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    6.2     By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                     ARTICLE VII
                                   INDEMNIFICATION . . . . . . . . . . . .   27
    7.1     Obligations of Seller. . . . . . . . . . . . . . . . . . . . .   27
    7.2     Obligations of Buyer . . . . . . . . . . . . . . . . . . . . .   28
    7.3     Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . .   28
    7.4     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    7.5     Limitations on Indemnification . . . . . . . . . . . . . . . .   34
    7.6     Sharing of Amounts Recovered from Working Capital and Claims
            Escrow Account . . . . . . . . . . . . . . . . . . . . . . . .   34
    7.7     Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . .   36
    7.8     Actual Damages . . . . . . . . . . . . . . . . . . . . . . . .   36
    7.9     Treatment of Payments. . . . . . . . . . . . . . . . . . . . .   37
    7.10    Assignment of Claim for Breach . . . . . . . . . . . . . . . .   37

                                     ARTICLE VIII
                                       GENERAL . . . . . . . . . . . . . .   37
    8.1     Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

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    8.2     Amendments; Waivers. . . . . . . . . . . . . . . . . . . . . .   37
    8.3     Schedules; Exhibits; Integration . . . . . . . . . . . . . . .   38
    8.4     Best Efforts; Further Assurances . . . . . . . . . . . . . . .   38
    8.5     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.6     No Assignment. . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.7     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    8.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   39
    8.9     Publicity and Reports. . . . . . . . . . . . . . . . . . . . .   39
    8.10    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .   39
    8.11    Parties in Interest. . . . . . . . . . . . . . . . . . . . . .   40
    8.12    Performance by Subsidiary. . . . . . . . . . . . . . . . . . .   40
    8.13    Notices and Payment Instructions . . . . . . . . . . . . . . .   40
    8.14    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    8.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    8.16    Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . . .   41
    8.17    Representation By Counsel  . . . . . . . . . . . . . . . . . .   41
    8.18    Interpretation . . . . . . . . . . . . . . . . . . . . . . . .   41
    8.19    Severability . . . . . . . . . . . . . . . . . . . . . . . . .   42
    8.20    Knowledge Convention . . . . . . . . . . . . . . . . . . . . .   42

                                      SCHEDULES

Schedule 1.5A      [Reserved]
Schedule 1.5B      Net Working Capital Calculation
Schedule 3.1       Organization and Good Standing
Schedule 3.2       Company Stock
Schedule 3.3       No Conflicts
Schedule 3.4       Financial Statements; Changes; Contingencies
Schedule 3.5       Taxes and Tax Returns
Schedule 3.6       Material Contracts
Schedule 3.7       Real and Personal Property; Title to Property; Leases
Schedule 3.9       Legal Proceedings and Certain Labor Matters
Schedule 3.11      Permits
Schedule 3.13      Dividends and Other Distributions
Schedule 3.14      Employee Benefits
Schedule 3.14A     Employee Pension Benefit Plans
Schedule 3.14B     Employee Pension Benefit Plans Subject to Title IV Plans
Schedule 3.14C     Multiemployer Plans
Schedule 3.15      Environmental Matters
Schedule 3.16      Certain Interests
Schedule 3.18      Insurance

                                       EXHIBITS

Exhibit D          Secondary Escrow Agreement

                                STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is entered into as of June 3, 1997, by and among Florida Logos, Inc., a Florida corporation ("SELLER"), Universal Outdoor, Inc., an Illinois corporation ("BUYER"); The Lamar Corporation, a Louisiana Corporation ("LAMAR"), a party hereto for the limited purpose of making certain warranties, representations, agreements and indemnities and Lamar Advertising Company, a Delaware Corporation as Guarantor ("GUARANTOR").

                                  R E C I T A L S

         WHEREAS, an Affiliate of Seller, Lamar, pursuant to a Stock Purchase Agreement (the "Penn Agreement") dated as of February 7, 1996 by and among Lamar Advertising Company and (i) the owners of all of the capital stock of Appleton, Inc., a Delaware corporation ("Appleton"); and (ii) the owners of all of the capital stock of Penn Advertising, Inc. ("Penn") other than Appleton, purchased of all of the issued and outstanding capital stock of Penn and Appleton. Hereinafter the owners prior to the purchase by Lamar of all of the capital stock of Appleton are referred to as the "Appleton Sellers" and the owners prior to the purchase by Lamar of all of the capital stock of Penn except for Appleton are referred to as the "Penn Sellers" (Collectively the Penn Sellers and the Appleton Sellers are referred to as the "Penn Agreement Sellers"). A copy of the Penn Agreement has previously been provided to Buyer.

         WHEREAS, as a result of the closing of the Penn Agreement, Penn Advertising of Baltimore, Inc. (the "COMPANY") became a wholly-owned second-tier subsidiary of Lamar, whose direct parent was Penn.

         WHEREAS, as a result of an Act of Exchange dated May 1, 1997 by and between Lamar Advertising of Penn, Inc. (the current name of Penn) and Seller, Company became a wholly-owned subsidiary of Seller.

         WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the issued and outstanding capital stock of the Company (the "Purchased Stock") for the consideration described herein.

         WHEREAS, Seller and Lamar intend to pass-through to Buyer first charge on a portion of certain Escrow Accounts created pursuant to the Penn Agreement; and

         WHEREAS, Buyer has performed certain due diligence and business investigations with respect to the Company, with the intention that Buyer form its own conclusions regarding the condition and value of the business, property, liabilities, contracts and related matters of the Company pursuant to the parties' express intention that the transactions contemplated hereunder be with the limited representations and warranties by Seller as specifically set forth herein.

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                                      AGREEMENT

         In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:


                                      ARTICLE I
                         DEFINITIONS/PURCHASE & SALE/CLOSING

         1.1  DEFINITIONS.

         As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

         "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "ADVERTISER EFFECT" means any and all legal, financial, or other effects, on or to this Agreement, the Transactions, the Company, the Business, the Seller, Lamar, the Guarantor, the Buyer or any of their shareholders, Affiliates or Associates, that may arise from or are in any way related to any public or non-public discussion, announcement, development, settlement, Order or change in status of any nature or type regarding or relating to any Action or potential Action, or negotiation concerning any such Actions, which discusses, relates to, concerns, or actually results in any voluntary or non-voluntary cessation of or a legal ban on the use of the outdoor advertising services of any Person, including Seller or Company, by any Person or group of Persons.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

         "AGREEMENT" means this Stock Purchase Agreement by and among Buyer and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

         "APPLETON" means Appleton, Inc.

         "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         "AREA" means the area in which the Business is conducted on the Closing Date.

         "ASSOCIATE" of a Person means:

           (i) a corporation or organization (other than the Company or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

         (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Company or any of its Affiliates.

         "BUSINESS" means the business of the Company, and shall be deemed to include all of the following aspects of such business: income, operations, condition (financial or other), and assets and properties (including without limitation goodwill).

         "BUYER" has the meaning set forth in the Preamble hereto.

         "BUYER 11.5(b) CLAIMS" has the meaning as set forth in Section 7.6(a) hereof.

         "BUYER'S AUDITORS" means Price Waterhouse, independent public accountants to Buyer.

         "BUYER CLAIMS ESCROW ACCOUNT PORTION" is defined in section 7.6(b).

         "BUYER NET WORKING CAPITAL" is defined in section 1.5(a).

         "BUYER TARGET WORKING CAPITAL" means $1,250,000.00.

         "CLOSING" means the consummation of the purchase and sale of the Purchased Stock under this Agreement as described in Section 1.4.

         "CLOSING DATE" means the date of the Closing.

         "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section
1.5(a).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the Recitals to this Agreement.

         "COMPANY'S AUDITORS" means, independent accountants to Company.

         "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

         "CURRENT ASSETS" means those categories of items identified as current assets in Schedule 1.5B to the Penn Agreement, determined in accordance with GAAP, consistently applied with past practices of the Company, EXCEPT THAT, Working Capital, may, at Seller's option, not include any cash or marketable securities.

         "CURRENT LIABILITIES" means those categories of items identified as current liabilities in Schedule 1.5B to the Penn Agreement, determined in accordance with GAAP, consistently applied with past practices of the Company.

         "DISCLOSURE SCHEDULES" means the Disclosure Schedules pursuant to the Penn Agreement.

         "ENCUMBRANCE" means mortgages, pledges, liens, claims, charges, security interests, options, hypothecations, easements, restrictions (on transfer, voting or otherwise) or conditional sale or other restriction agreements, or other encumbrances.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.15.

         "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

         "ERISA AFFILIATE" has the meaning set forth in Section 3.14(c).

         "ESCROW ACCOUNTS" means the Escrow Accounts as defined in the Penn Agreement.

         "ESCROW AGENT" means the Escrow Agent as defined in the Penn
Agreement.

         "ESCROW AGREEMENT" means that certain Escrow Agreement executed and delivered pursuant to the Penn Agreement.

         "ESCROW FUND" means the Escrow Fund as defined in the Penn Agreement.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.4(a).

         "FIRST REPRESENTATIVE" has the meaning set forth in Section 12.13 of the Penn Agreement.

         "GAAP" means generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official,, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "HSR APPROVAL" means the final expiration of any applicable waiting period, or the early termination by the appropriate governmental authorities of any such waiting period, pursuant to the Hart-Scott-Rodino Act.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

         "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder; and "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

         "INTANGIBLE PROPERTY" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

         "IRS" means the Internal Revenue Service or any successor entity.

         "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

         "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "MARK" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

         "MATERIAL ADVERSE EFFECT" means a fact, circumstance or event which has had or would reasonably be expected to have, directly or indirectly, a material adverse effect on the Business; PROVIDED, HOWEVER, any Advertiser Effect shall not for any purpose hereunder be considered a Material Adverse Effect.

         "MATERIAL CONTRACT" has the meaning set forth in Section 3.6.

         "NET TAX BENEFIT" has the meaning set forth in Section 7.3(m).

         "NET WORKING CAPITAL" means Current Assets less Current Liabilities.

         "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "PENN" means Penn Advertising, Inc.

         "PENN AGREEMENT SELLERS" means all of the Penn Sellers and the Appleton Sellers collectively.

         "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         "PRE-CLOSING TAXES" has the meaning set forth in Section 7.3(h).

         "PERSON" means an association, a corporation, an individual, a partnership, a trust, a limited liability company or any other entity or organization, including a Governmental Entity.

         "PURCHASE PRICE" has the meaning set forth in Section 1.3.

         "PURCHASED STOCK" means the shares of stock being sold hereunder, comprised of all of the issued and outstanding shares of the capital stock of the Company.

         "SECOND REPRESENTATIVE" has the meaning set forth in Section 12.13 of the Penn Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning set forth in the Preamble hereto.

         "SELLER 11.5(b) CLAIMS" has the meaning as set forth in Section 7.6(a) hereof.

         "SELLER CLAIMS ESCROW ACCOUNT PORTION" is defined in Section 7.6(c).

         "SELLER NET RECOVERY" is defined in Section 7.1(b).

         "SELLER REPRESENTATIVES" has the meaning set forth in Section 12.13 of the Penn Agreement.

         "SUBSIDIARY" means, with respect to Penn, any Person in which Penn has a direct or indirect voting equity or voting ownership interest equal to or in excess of 50%.

         "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

         "TAX BENEFIT" has the meaning set forth in Section 7.3.

         "TAX REIMBURSEMENT AMOUNT" has the meaning set forth in Section 7.3.

         "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or its Subsidiary.

         "TRANSACTIONS" means any and all of the transactions, including without limitation the conveyance of the Purchased Stock by Seller in return for the payment of the Purchase Price by Buyer, contemplated by or arising from this Agreement.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C 2101 et seq., as amended.


         "WORKING CAPITAL AND CLAIMS ESCROW ACCOUNT" means the Working Capital and Claims Escrow Account as defined in the Penn Agreement.

         "WORKING CAPITAL ESCROW ACCOUNT" means the Working Capital Escrow Account as defined in the Penn Agreement.

         1.2  TRANSFER OF PURCHASED STOCK.

         Seller covenants and agrees with Buyer that, subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell and deliver to Buyer, and Buyer shall purchase, all right, title, and interest, legal and equitable, in and to the Purchase Stock then owned by Seller in exchange for payment of the Purchase Price in accordance with Section 1.3 hereof. Seller shall deliver the certificates evidencing the Purchased Stock owned by Seller to Buyer at the Closing. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed prior to the date hereof, otherwise in a form acceptable for transfer on the books of the Company, as the case may be. Seller will pay any Taxes payable with respect to the transfer of the Purchased Stock.

         1.3  PURCHASE OF THE PURCHASED STOCK BY BUYER/PURCHASE PRICE.

         Subject to the terms and conditions of this Agreement, Buyer agrees to
(i) acquire the Purchased Stock for an aggregate amount of $46,500,000 (the "PURCHASE PRICE") and (ii) pay to Seller or its assigns in immediately available funds the Purchase Price at the Closing.

         1.4  THE CLOSING.

         Delivery of the Purchased Stock and payment of the Purchase Price (the "CLOSING") shall take place by wire transfer, by fax and by overnight courier. The Closing shall be effective at 5:00 pm, central time, on the Closing Date. Unless the parties otherwise mutually agree in writing, the Closing shall occur on June 3, 1997.

         1.5  PURCHASE PRICE ADJUSTMENT.

         Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect changes in Buyer Net Working Capital from Buyer Target Working Capital.

         (a) Within thirty 30 days following the closing of the this Agreement, Seller shall cause to be prepared and delivered to Buyer a balance sheet for Company as of May 31, 1997 (the "CLOSING DATE BALANCE SHEET") along with a statement setting forth the Net Working Capital as calculated based on the Closing Date Balance Sheet ("Buyer Net Working Capital"), and the amount, if any, owing by either Seller or Buyer as a result of the Buyer Net Working Capital as calculated based on the Closing Date Balance Sheet being either less or more, respectively than Buyer Target Working Capital. The Closing Date Balance Sheet shall be prepared in accordance with GAAP, consistently applied with past practices of the Company. Buyer shall cause the Company and its employees and agents to assist the Seller in the preparation of the Closing Date Balance Sheet.

         (b) Within 20 days after receipt of the Closing Date Balance Sheet, Buyer shall, in a written notice to Seller, either accept the Closing Date Balance Sheet or describe in reasonable detail any proposed adjustments and the reasons therefor. Buyer agrees that the proposed adjustments, if any, will not involve changes in the methodology of the practices of the Company which have been consistently applied in determining the carrying value of the assets and liabilities (including valuation accounts, pools and reserves and recognition of contingent liabilities) as set forth in the balance sheet included in the December 31, 1996 unaudited financial statements of the Company. Any such notice of proposed adjustment shall be effective only if the Company receives a letter from Buyer's Auditors to the effect that such proposed adjustments are requried in order to state the recorded assets and liabilities in accordance with GAAP, consistently applied with past practices of Company, in accordance with the provisions of this Agreement, and shall include copies of all detailed calculations and supporting work papers for such proposed adjustments. If Seller has not received such notice of proposed adjustments within such 20 day period, Buyer will be deemed irrevocably to have accepted the Closing Date Balance Sheet.

         (c) Buyer and Seller shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Balance Sheet, provided, that if any such dispute is not resolved within 10 days following Seller's receipt of the proposed adjustments: (i) if an accounting firm has been or will be engaged to resolve any disputes pursuant to Section 1.5 of the Penn Agreement, subject to the consent of Buyer, which consent may be withheld in its sole discretion, such accounting firm shall be engaged to resolve such disputes; or (ii) if no accounting firm has been or will be engaged pursuant to Section
1.5 of the Penn Agreement, or if Buyer has not consented to such engagement as required by clause (i) above, Buyer and Seller shall jointly select and engage within 5 days a national independent public accounting firm to resolve such disputes. The resolution of such disputes by such accounting firm, however selected, shall be final and binding and not subject to review or challenge of any kind. Such accounting firm shall conduct an audit of those items in the Closing Date Balance Sheet subject to dispute and deliver written notice to each of Buyer and Seller within 30 days after its engagement, setting forth what adjustments, if any, to the Closing Date Balance Sheet are required in accordance with GAAP, consistently applied with past practices of the Company, to resolve any such disputes; provided that no such report shall require any adjustments if all such adjustments would result in an aggregate increase or decrease in Buyer Net Working Capital of less than $25,000. If the aggregate amount of the adjustments required by such report results in any reduction in Buyer Net Working Capital, Seller shall pay a portion of the fees and expenses of such accounting firm based on the ratio that the aggregate amount of such reduction in Buyer Net Working Capital bears to the aggregate amount of all disputed items. Buyer shall be responsible for all other fees and expenses of such accounting firm.

         (d) Upon acceptance of the Closing Date Balance Sheet by Buyer or the resolution of any disputes, (i) if the Buyer Net Working Capital as calculated based on the Company Closing Date Balance Sheet is greater than Buyer Target Working Capital by more than $125,000.00, Buyer promptly, but no later than 5 days after such acceptance, shall pay to Seller the amount by which the difference between Buyer Net Working Capital and Buyer Target Working Capital exceeds $125,000.00, together with interest thereon from the Closing Date to the date of payment thereof as determined below, and (ii) if the Buyer Net Working Capital as calculated based on the Company Closing Date Balance Sheet is less than Buyer Target Working Capital by more than $125,000, Seller promptly, but no later than 5 days after such acceptance, shall pay to Buyer the amount by which the difference between Buyer Target Working Capital and Buyer Net Working Capital exceeds $125,000.00, together with interest thereon from the Closing Date to the date of payment thereof as determined below.

         (e) For the purposes of this Section 1.5, interest will be payable at the "prime" rate, as announced by The Chase Manhattan Bank from time to time to be in effect, or, if that rate is no longer established or published, a comparable interest rate. For purposes of this Section 1.5, interest shall be calculated based on a 365 day year and the actual number of days elapsed.

         1.6 JUNE 1ST THROUGH 3RD. Beginning on June 1, 1997, all income and expense of the Company shall be for the benefit or obligation of the Buyer.

                                      ARTICLE II
               REPRESENTATIONS AND WARRANTIES REGARDING SELLER, LAMAR,
                    GUARANTOR, THE COMPANY AND THE PURCHASED STOCK

         2.1 ORGANIZATION.

         Seller represents and warrants that: (i) Seller is a corporation, duly organized, validly existing and in good standing under the laws of Florida; and (ii) Seller has all requisite corporate power and authority and legal right to own its properties and to carry on its business. Lamar represents and warrants that: (i) Lamar is a corporation, duly organized, validly existing and in good standing under the laws of Louisiana; and (ii) Lamar has all requisite corporate power and authority and legal right to own its properties and to carry on its business. Guarantor represents and warrants that: (i) Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of Delaware; and (ii) Guarantor has all requisite corporate power and authority and legal right to own its properties and to carry on its business.

         2.2 AUTHORIZATION.

         (a) Seller represents and warrants:

         The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legally valid and binding obligation of Seller, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Seller has all power and authority necessary to transfer the Purchased Stock.


         (a) Lamar represents and warrants:

         The execution, delivery and performance of this Agreement by Lamar, and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Lamar. This Agreement has been duly and validly executed and delivered by Lamar and constitutes the legally valid and binding obligation of Lamar, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

         (c) Guarantor represents and warrants:

         The execution, delivery and performance of this Agreement by Guarantor, and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Guarantor. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes the legally valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

         2.3 NO CONFLICTS; CONSENTS.

         (a) Seller represents and warrants that:

         The execution, delivery and performance of this Agreement by Seller, and the performance of the transactions contemplated hereby, will not (a) violate, accelerate, terminate or conflict with the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or any of its Subsidiaries, or any Contract of Seller, or any of its Subsidiaries, relating to its investment in the Company or to which the Purchased Stock is bound, (b) result in the imposition of any Encumbrance against the Purchased Stock, any asset or property of Seller, or any of its Subsidiaries, or (c) violate or conflict with any Law, order, judgment, injunction or decree applicable to Seller, or any of its Subsidiaries, where such violation would have a material adverse effect on the business condition and results of operations of Seller, or any of its Subsidiaries, or the ability of Seller, or any of its Subsidiaries, to perform its obligations hereunder. No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Seller or any of its Subsidiaries (or, by reason of facts pertaining to Seller, any of its Subsidiaries or the Company, on the part of Buyer) with, to or from any Persons (including Governmental Entities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings under the Hart-Scott-Rodino Act.

         (b) Lamar represents and warrants that:

         The execution, delivery and performance of this Agreement by Lamar, and the performance of the transactions contemplated hereby, will not (a) violate, accelerate, terminate or conflict with the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Lamar or any of its Subsidiaries, or any Contract of Lamar, or any of its Subsidiaries, relating to its investment in the Company or to which the Purchased Stock is bound, (b) result in the imposition of any Encumbrance against the Purchased Stock, any asset or property of Lamar, or any of its Subsidiaries, or (c) violate or conflict with any Law, order, judgment, injunction or decree applicable to Lamar, or any of its Subsidiaries, where such violation would have a material adverse effect on the business condition and results of operations of Lamar, or any of its Subsidiaries, or the ability of Lamar, or any of its Subsidiaries, to perform its obligations hereunder. No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by Lamar or any of its Subsidiaries (or, by reason of facts pertaining to Lamar, any of its Subsidiaries or the Company, on the part of Buyer) with, to or from any Persons (including Governmental Entities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings under the Hart-Scott-Rodino Act.

          (a)   Guarantor represents and warrants that:

          The execution, delivery and performance of this Agreement by Guarantor, and the performance of the transactions contemplated hereby, will not
(a) violate, accelerate, terminate or conflict with the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Guarantor or any of its Subsidiaries, or any Contract of Guarantor, or any of its Subsidiaries, relating to its investment in the Company or to which the Purchased Stock is bound, (b) result in the imposition of any Encumbrance against the Purchased Stock, any asset or property of Guarantor, or any of its Subsidiaries, or (c) violate or conflict with any Law, order, judgment, injunction or decree applicable to Guarantor, or any of its Subsidiaries, where such violation would have a material adverse effect on the business condition and results of operations of Guarantor, or any of its Subsidiaries, or the ability of Guarantor, or any of its Subsidiaries, to perform its obligations hereunder. No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Guarantor or any of its Subsidiaries (or, by reason of facts pertaining to Guarantor, any of its Subsidiaries or the Company, on the part of Buyer) with, to or from any Persons (including Governmental Entities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings under the Hart-Scott-Rodino Act.

          2.4   TITLE TO PURCHASED STOCK.

          Seller represents and warrants that:

          At the Closing, the Seller shall be the sole owner of the Purchased Stock and shall own the Purchased Stock beneficially and of record, free and clear of any Encumbrance. As of the Closing, the Purchased Stock will constitute all of the issued and outstanding Equity Securities of the Company. As of the Closing Date, the authorized capital stock of the Company will consist of 3,000 shares of Voting Common Stock, $1.00 par value, of which 1,000 shares will be issued and outstanding. As of the Closing, there will be no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company, or to restructure or recapitalize Company. As of the Closing, there will be no outstanding Contracts of Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All Equity Securities of Company are duly authorized, validly issued and are fully paid and nonassessable and issued in accordance with all applicable federal and state securities laws. As of the Closing, there will be no preemptive rights in respect of any Equity Securities of Company. Any Equity Securities of Company which were issued and reacquired by the Company were so acquired (and, if reissued, so reissued) in compliance with all applicable Laws, and Company has no outstanding obligation or liability with respect thereto. Other than as contemplated by this Agreement and, except for the Penn Agreement, the Seller and Penn are not parties to, or bound by, voting trusts, stockholder agreements, proxies or other agreements and understandings in effect with respect to the voting or the transfer of the Purchased Stock. At the Closing, Buyer will acquire good and marketable title to and complete ownership of such Purchased Stock to be sold hereunder, free of any Encumbrance.

          2.5   COMPANY DEBT.

          Seller warrants to Buyer that Company shall be free of any indebtedness that is not taken into account in calculating Buyer Net Working Capital pursuant to Section 1.5 above.

          2.6   NO BROKERS OR FINDERS.

          Each of Seller, Lamar, and Guarantor represents and warrants that no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Seller, Lamar, Guarantor or the Company or their Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          2.7   LEGAL PROCEEDINGS.

          Seller represents and warrants that:

          There is no Order or Action pending or to Seller's knowledge, threatened against or affecting Seller or the Purchased Stock that individually or when aggregated with one or more other Orders or Actions has had, or if adversely determined could have, or might reasonably be expected to have a material adverse effect on Seller's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement except for the pre-merger investigation of the U.S. Department of Justice concerning the transactions contemplated by this Agreement opened as a result of Buyer and Seller's Hart-Scott-Rodino Act filings. Notwithstanding anything to the contrary in this Section, Buyer agrees that Seller, Lamar and Guarantor shall have no obligation or liability whatsoever to Buyer pursuant to this Section for any existing or threatened Order or Action related to any Advertiser Effect.

          2.8   ACCURACY OF INFORMATION.

          To Seller's knowledge, none of the written information supplied by or on behalf of Seller to any Person for inclusion in, and included in, any document or application filed with any Governmental Entity in connection with the transactions contemplated by this Agreement contained any untrue statement of a material fact, or omitted any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed by Seller with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable law.

          2.9   REPRESENTATIONS ON TAXES.

          Seller represents that all taxes related to items 4 and 5 on Schedule
3.5 hereto have been timely paid in full.


                                   ARTICLE III

             ADDITIONAL REPRESENTATIONS AND WARRANTIES REGARDING THE
                                     COMPANY

          Except as otherwise indicated in the Disclosure Schedules (such particular schedules referred to in this Article being those original schedules and updates attached to the Penn Agreement, and also attached hereto and made part hereof) Seller and Lamar represent, warrant, and agree as follows, each severally and not jointly, as to itself and to Company, as of April 1, 1997 (except as of some other date specifically set forth below).

          3.1   ORGANIZATION AND GOOD STANDING.

          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite corporate power and authority and legal right to own its properties and to carry on its Business as the same is now being conducted and as the same will be conducted upon the consummation of the Closing. Company is duly licensed, qualified to do business and in good standing in each jurisdiction except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

          3.2   COMPANY STOCK.

          As of the Closing Date, the Purchased Stock will constitute all of the issued and outstanding Equity Securities of Company. As of the Closing Date, the authorized capital stock of Company will consist of 3000 shares of Voting Common Stock, $1.00 par value, of which 1,000 shares will be issued and outstanding. As of the Closing Date, there will be no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company, or to restructure or recapitalize Company. As of the Closing Date, there will be no outstanding

Contracts of Penn or Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All Equity Securities of Company are duly authorized, validly issued and are fully paid and nonassessable and issued in accordance with all applicable federal and state securities laws. As of the Closing Date, there will be no preemptive rights in respect of any Equity Securities of Company. Any Equity Securities of Company which were issued and reacquired by Penn or the Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and Company has no outstanding obligation or liability with respect thereto.

          3.3   NO CONFLICTS.

          The execution, delivery and performance of this Agreement by Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Company, result in the imposition of any material Encumbrance against any material asset or properties of Company, or violate any Law applicable to the Company or the Business where such violation would have a Material Adverse Effect. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement by Seller will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person or Governmental Entity (other than as required under the Hart-Scott-Rodino Act), except for such consents, waivers, authorizations or approvals which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

          3.4   FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

          (a) AUDITED FINANCIAL STATEMENTS. Seller has delivered to Buyer the consolidated balance sheets for Penn and its Subsidiary at December 31, 1994 and December 31, 1995 and the related consolidated statements of income and cash flow for the years then ended. Such balance sheets and statements of income and cash flow (collectively, the "FINANCIAL STATEMENTS") have been examined by the Penn Auditors whose reports thereon are included with the Financial Statements. The Financial Statements have been prepared in conformity with GAAP consistently applied, and present fairly, in all material respects, the information set forth therein. Since December 31, 1995, there has been no material change in any of the significant accounting policies, practices or procedures of Penn and its Subsidiary.

          (b) UNAUDITED FINANCIAL STATEMENTS. Seller has provided to Buyer copies of the unaudited consolidated and consolidating balance sheet for Penn and its Subsidiary as of December 31, 1996 and the consolidated and consolidating statements of income and the consolidated statement of cash flows for the year then ended. Such financial statements have been prepared in conformity with GAAP consistently applied with past practices of Penn, provided that such financial statements do not include footnotes, and present fairly, in all material respects, the consolidated financial position of Penn and its Subsidiary as of such date and the consolidated results of operations of Penn and its Subsidiary for such period.

          (c) NO MATERIAL ADVERSE CHANGES. Except as set forth in Schedule 3.4, since December 31, 1996, there has not been, occurred or arisen:

                (i) any change in or event affecting Penn or its Subsidiary that has had or would have a Material Adverse Effect, other than any change or event affecting economic conditions generally or changes affecting generally the industry in which the Company operates,

                (ii)   any strike or other labor dispute, or

                (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of Penn that has involved or may involve a loss to Penn of more than $100,000 in excess of applicable insurance coverage.

          (d) NO OTHER LIABILITIES OR CONTINGENCIES. Neither Penn nor its Subsidiary has any material liabilities required to be disclosed in accordance with GAAP which have not been disclosed in such December 31, 1996 financial statements set forth in clause (b) above, except for liabilities that were incurred after December 31, 1996 in the ordinary course of business or as set forth in Schedule 3.4; PROVIDED that such liabilities incurred in the ordinary course of business have not had a Material Adverse Effect.

          (e) NO REPRESENTATIONS REGARDING PROJECTIONS. Notwithstanding anything to the contrary herein, Seller makes no representation or warranty with respect to any projections contained in any materials provided to Buyer.

          3.5   TAXES AND TAX RETURNS.

          Except as set forth on Schedule 3.5, Penn or the Company has timely filed or will file all required Tax Returns and have paid all Taxes due for ail periods ending on or before the date hereof. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Adequate provision has been made in the books and records of Penn or the Company, and to the extent required by GAAP consistently applied with past practices of Penn and the Company, in the financial statements referred to in Section 3.4 above or delivered or to be delivered to Buyer, for all Taxes whether or not due and payable and whether or not disputed. Company has not elected to be treated as a consenting corporation under Section 341(f) of the Code. Except as set forth in Schedule 3.5, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Return of Penn or the Company. Except as set forth in Schedule 3.5, no Governmental Entity has proposed, asserted or assessed or, to the best knowledge of such Seller, threatened to propose or assert, any deficiency, assessment or claim for Taxes.

          3.6   MATERIAL CONTRACTS.

          Schedule 3.6 lists each Contract to which Company is a party or to which Company, or any of its properties is subject or by which any are bound, that (a) after December 31, 1996 obligates Company to pay an amount of $100,000 or more, (b) represents a contract which is material to the Business, (c) provides for an extension of credit other than consistent with normal credit terms, (d) limits or restricts the ability of Company to compete or otherwise to conduct its business in any manner or place or (e) provides for a guaranty or indemnity by Company (each such Contract shall be deemed to be a "MATERIAL CONTRACT"). True copies of the written agreements identified in Schedule 3.6 have been made available to Buyer. Each Material Contract is valid and subsisting; Company has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and except as set forth in Schedule 3.6, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Company, or to Seller's knowledge, any other party or obligor with respect thereto, has occurred or as a result of the execution, delivery or performance of this Agreement will occur.

          3.7   REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

          Company has title to or other right to use, free of Encumbrances, all items of real property, including fees (for which properties Company has good, valid and merchantable title), leaseholds, easements and all other interests in real property, and such other assets and properties that are material to the Business, except for (a) Encumbrances consisting of liens for Taxes not yet due,
(b) other Encumbrances, defects or disputes with respect to leaseholds not accounting, in the aggregate, for more than 2.5% of the gross revenue of Penn and its Subsidiary for fiscal year 1996, and (c) other makers disclosed in
Schedule 3.7. All material tangible properties of Company are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All leasehold properties held by Company as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, in the aggregate, reasonably expected to have a Material Adverse Effect. All of Company's outdoor advertising structures, panels and faces, and all appurtenances thereto (a) are in existence, as is all other tangible property,
(b) meet the requirements of all existing applicable outdoor advertising Contracts (including number of boards and illumination) and (c) to the knowledge of Seller, were built and at such time were in conformity in all material respects with all applicable Laws. All of the panels are legal and conforming, or legal and non-conforming, and have valid state, county and city permits and tags (if required).

          3.8   INTANGIBLE PROPERTY.

          Company has complete rights to and ownership of all Intangible Property required for use in connection with the Business, the absence of which would have a Material Adverse Effect. Company has in all material respects performed all obligations required to be performed by it, and is not in default in any material respect under any Material Contract relating to any of the foregoing. Neither such Seller nor Company has received any written notice to the effect that the Intangible Property or any use by Company of any such property conflicts with or allegedly conflicts with or infringes or allegedly infringes the rights of any Person or that any such Intangible Property is owned or alleged to be owned by any other Person.

          3.9   LEGAL PROCEEDINGS AND CERTAIN LABOR MATTERS.

          (a) LEGAL PROCEEDINGS. Except as set forth on Schedule 3.9, as of the date hereof there is no Order or Action pending, or, to such Seller's knowledge, threatened, against or affecting Company or any of its respective properties or assets. Except as otherwise indicated on Schedule 3.9, no Order or Action which is listed thereon if adversely determined is reasonably expected to have a Material Adverse Effect.

          (b) LABOR MATTERS. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim (collectively, "LABOR MATTERS"), pending or to the best knowledge of Seller threatened, against or affecting Company or the Business that if so determined would reasonably be expected to have a Material Adverse Effect.

          3.10  MINUTE BOOKS.

          The minute books of Company accurately reflect all material actions and proceedings taken to date by the respective shareholders and boards of directors and committees of Company and its Subsidiary, and such minute books contain true and complete copies of the charter documents of Company and all related amendments. The stock record books of Company reflect accurately all transactions in their respective capital stock of all classes.

          3.11  PERMITS.

          Except as set forth in Schedule 3.11, Company holds all Permits that are required by any Governmental Entity to permit it to conduct its business as now conducted, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement in each case except where the failure to so hold or to be valid and in full force and effect would not have a Material Adverse Effect. To Seller's knowledge, no suspension, cancellation or termination of any of such Permits is threatened or imminent that could reasonably be expected to have a Material Adverse Effect.

          3.12  COMPLIANCE WITH LAW.

          Company is organized and has conducted its business in accordance with applicable Laws, and the forms, procedures and practices of Company are in compliance with all such Laws, to the extent applicable, the failure to so conduct or the violation of which could reasonably be expected to have a Material Adverse Effect (it being agreed that "legal non-conforming" signs shall not be in violation of Law for purposes of this Section 3.12). Seller neither has any information nor is aware of any facts indicating that any Governmental Authority in the Area has declared a moratorium on the construction of outdoor advertising displays.

          3.13  DIVIDENDS AND OTHER DISTRIBUTIONS.

          Except as set forth on Schedule 3.13, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Penn or the Seller subsequent to December 31, 1996.

          3.14  EMPLOYEE BENEFITS.

          (a) EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS AND SIMILAR ARRANGEMENTS.

                (1) Schedule 3.14 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which Penn or its Subsidiary is a party or by which either of them is bound, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement not terminable on 30 days (or less) written notice, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                (2) Seller has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

                (3) Penn and its Subsidiary are in material compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. To the Penn Agreement Sellers' and the Seller's knowledge, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the Penn Agreement Sellers' and the Seller's knowledge, no facts exist which could give rise to any such Actions that might have a material adverse effect on such plans, agreements, or arrangements or a Material Adverse Effect.
                (4) Except as specified in Schedule 3.14, each of the plans, agreements or arrangements can be terminated by Penn or by its Subsidiary within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

          (b)   QUALIFIED PLANS.

                (1) Schedule 3.14A itemizes all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) required to be scheduled which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code.

                (2)    Each such plan is qualified in form and operation under
Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) that could give rise to liability to the Penn, its Subsidiary or such plan has occurred with respect to any of such plans.

                (3) Seller has delivered to Buyer for each such plan copies of the following documents: (i) the Form 5500 filed in the most recent plan year, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present in all material respects the financial condition and the results of operations of each such plan as of such dates.

          (c)   TITLE IV PLANS

                (1) Schedule 3.14B itemizes all plans required to be scheduled which are also subject to Title IV of ERISA.

                (2) With respect to each such plan in which Penn, its Subsidiary or any trade or business (whether or not incorporated) that is a member of a group of which Company is a member and which is under common control within the meaning of Section 414 (b) and (c) of the Code ("ERISA AFFILIATE") participates or has participated, (i) neither Penn not its Subsidiary nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a) (2) of ERISA), (ii) neither Penn nor its Subsidiary nor any ERISA affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such plan, (iv) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan on an accumulated benefit obligation basis, and (v) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such plan.

          (d)   MULTI-EMPLOYER PLANS.

                (1) Schedule 3.14C itemized all plans required to be scheduled that are also multi-employer plans within the meaning of Section 3(37) of ERISA.

                (2) With respect to each such multi-employer plan in which Penn, its Subsidiary or any ERISA Affiliate participates or has Participated, neither Penn nor its Subsidiary not any ERISA Affiliate has withdrawn, partially withdrawn, or to Seller's knowledge received any notice of any claim or demand for withdrawal liability or partial withdrawal liability.

          3.15  ENVIRONMENTAL MATTERS.

          Except as set forth in Schedule 3.15, to either the Penn Agreement Sellers' or Seller's knowledge, (a) Company is in compliance in all material respects with all applicable federal, state, foreign and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient au, surface water, ground water, land surface or sub surface strata (collectively, "ENVIRONMENTAL LAWS");
(b) Company has not received written notice and is not the subject of any actions, causes of actions, claims,. investigations, demand or notices by any person or entity alleging liability or non-compliance with any Environmental Law; (c) there are no conditions existing which would reasonably be expected to form the basis of a claim against Company for the violation or non-compliance with any Environmental Law; and (d) there are no circumstances which would reasonably be expected to prevent or interfere in the future with Company's compliance in all material respects with all Environmental Laws.

          3.16  CERTAIN INTERESTS.

          Except as set forth on Schedule 3.16, as of the Closing Date, no Affiliate of Seller or any Penn Agreement Seller, or to Seller's knowledge no Affiliate of Penn or its Subsidiary nor any officer or director of any thereof, nor Associate of any such individual, will have any material interest in any property used in or pertaining to the Business; to Seller's knowledge no such Person will be indebted or otherwise obligated to Company or its Subsidiary; and to Seller's knowledge Company will not be indebted or otherwise obligated to any such Person, except for amounts DUE UNDER NORMAL arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

          3.17  INTERCOMPANY TRANSACTIONS.

          Except as set forth on Schedule 3.16, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of tune, or both) result in any payment arising or becoming due from Company or the successor or assign of any thereof to Penn, Seller, any Penn Agreement Seller or any Affiliate thereof.

          3.18  INSURANCE.

          Schedule 3.18 lists all insurance policies and bonds that are material to the Business. Neither Penn nor its Subsidiary is in default under any such policy or bond.

          3,19  NO BROKERS OR FINDERS.

          Neither Seller nor Company has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

          3.20  ACCURACY OF INFORMATION.

          To the knowledge of Seller or any Penn Agreement Sellers, none of the written information supplied by or on behalf of Seller to any Person for inclusion in, and included in, any document or application filed with any Governmental Entity in connection with the transactions contemplated by this Agreement contained any untrue statement of a material fact, or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                                      BUYER


          Except as otherwise indicated in the Disclosure Schedules, Buyer represents, warrants and agrees as follows, as of the date hereof:

          4.1   ORGANIZATION AND RELATED MATTERS.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Illinois. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute. deliver and perform this Agreement
          4.2   AUTHORIZATION.

          The execution, delivery and performance of this Agreement by Buyer, and the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          4.3   NO CONFLICTS; CONSENTS.


          The execution, delivery and performance of this Agreement by Buyer, and the performance of the transactions contemplated hereby, will not (a) violate, accelerate, terminate or conflict with the provisions of, or constitute a breach or default (whether upon lapse of tune and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer or any of its Subsidiaries, or any Contract of Buyer, or any of its Subsidiaries, (b) result In the imposition of any Encumbrance against any asset or property of Buyer, or any of its Subsidiaries, or (c) violate or conflict with any Law, order, judgment, injunction or decree applicable to Buyer, or any of its Subsidiaries, where such violation would have a material adverse effect on the business condition and results of operations of Buyer, or any of its Subsidiaries, or the ability of Buyer, or any of its Subsidiaries, to perform its obligations hereunder. No registrations. filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Buyer or any of its Subsidiaries (or, by reason of facts pertaining to Buyer, or any of its Subsidiaries or the Company, on the part of Buyer) with, to or from any Persons (including Governmental Entities) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings under the Hart-Scott-Rodino Act.

          4.4   NO BROKERS OR FINDERS.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          4.5   LEGAL PROCEEDINGS.

          There is no Order or Action pending or to Buyer's knowledge, threatened against or affecting Buyer that individually or when aggregated with one or more other Actions has had, or if adversely determined could have, or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

          4.6   INVESTMENT REPRESENTATION.

          Buyer is acquiring the Purchased Stock from the Seller for Buyer's own account, for investment purposes only and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act.

          4.7   ACCURACY OF INFORMATION.

          To Buyer's knowledge, none of the written information supplied by or on behalf of Buyer to any Person for inclusion in, and included in, any document or application filed with any Governmental Entity in connection with the transactions contemplated by this Agreement contained any untrue statement of a material fact, or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed by Buyer with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

                                    ARTICLE V
                         ADDITIONAL CONTINUING COVENANTS

          5.1   NONDISCLOSURE OF PROPRIETARY DATA.

          After the Closing, Each of Seller and Lamar agrees with respect to itself that neither it nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information constituting a trade secret) concerning the business or policies of the Company that Seller or Lamar or any representative of Seller or Lamar may have learned as a shareholder, employee, officer or director of the Company unless such information has become generally available and known to the public other than as a result of a prohibited disclosure by Seller or Lamar or their representatives. Buyer acknowledges that it remains subject to the Confidentiality Agreement dated September 11, 1996 between it and Donaldson, Lufkin & Jenrette Securities Corporation, as the Company's representatives.

          5.2   TAX COOPERATION.

          COMPANY TAXES. After the Closing, each of Guarantor, Lamar and Seller agrees with respect to itself that it shall, and shall use its best efforts to cause the Penn Sellers, Appleton Sellers, and their Affiliates to, cooperate fully with Buyer and the Company in the preparation of all Tax Returns and shall provide, or use its best efforts to cause to be provided at Buyer's sole cost and expense, to Buyer and the Company any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the auditors of such Guarantor, Lamar, Seller, Penn Sellers and its Affiliates. Each of Guarantor, Lamar and Seller shall, and shall use its best efforts to cause the Penn Sellers, Appleton Sellers, and their Affiliates to, cooperate fully with Buyer and the Company in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 5.2 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 8.10.

          5.3   VESTING IN CERTAIN PENSION PLANS

          As of the Closing, Penn or Seller shall cause each Company employee who is an employee of the Company immediately prior to the Closing to become fully vested in such employee's accrued benefit, if any, under the Penn Advertising, Inc. Pension Plan for Salaried Employees and in such employee's account balance under the Penn Advertising, Inc. Employee Savings Plan. Seller represents that there are no employees or retirees of Company included in the Penn Advertising, Inc. Pension Plan for Hourly Employees. The costs and expenses of terminating any employee benefit or pension plan common to Penn and Company shall be allocated between Penn and Company pro-rata based upon the gross amount of vested benefits due the employees of each of Penn and Company as a result of such termination.


                                   ARTICLE VI
                        ITEMS TO BE DELIVERED AT CLOSING

          6.1   BY SELLER.

          The Seller shall deliver to Buyer at Closing:

          (a) OPINION OF COUNSEL. Buyer shall receive at the Closing, dated the date thereof the opinion of Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P., special counsel to Seller, Lamar and Guarantor, and the supplementary opinion of Satterlee, Stephens Burke & Burke, LLP, special New York counsel to Seller, in a form and substance mutually agreeable to Buyer and Seller.

          (b) NON-COMPETITION. Buyer shall receive at the Closing partial assignment (based upon geographical area) of all non-competition agreements received by Guarantor pursuant to Section 9.2(e) of the Penn Agreement.

          (c) FIRPTA AFFIDAVIT. Seller shall deliver an affidavit to the Buyer, dated as of the Closing Date, that is satisfactory to the Buyer and which satisfies the requirements of Section 1445(b)(2) of the Code and Treas. Reg. Section 1.1445-2(b)(2).

          (d) CERTIFIED RESOLUTIONS. Each of Seller, Guarantor or Lamar shall deliver to Buyer a copy of its corporate resolutions authorizing this Agreement and the Transactions.

          (e) RESIGNATIONS OF OFFICERS AND DIRECTORS. Seller shall deliver to Buyer written resignations of the Officers and Directors of Company.

          (f) SHARE CERTIFICATES. Seller shall deliver the share certificates representing the Purchased Shares, appropriately endorsed or with a blank stock power attached.


          6.2   BY BUYER.

          The Buyer shall deliver to Seller at Closing:

          (a) THE PURCHASE PRICE. The Buyer shall pay to Seller or its assigns the Purchase Price in immediately available funds .

          (b) OPINION OF COUNSEL. Seller shall receive at the Closing from Skadden, Arps, Slate, Meagher & Flom, L.L.P. and Paul Simon, General Counsel to Buyer reasonably acceptable to Seller, an opinion letter dated the Closing Date, in form and substance mutually agreeable to Buyer and Seller.

          (c) CERTIFIED RESOLUTIONS. Seller shall deliver to Buyer a copy of its corporate resolutions authorizing this Agreement and the Transactions.


                                   ARTICLE VII
                                 INDEMNIFICATION

          7.1   OBLIGATIONS OF SELLER.

          Effective as of the Closing:

          (a) Seller agrees to indemnify and hold harmless Buyer, Company, and their respective directors, officers, employees, affiliates, agents and assigns from and against any and all Losses of Buyer or Company, directly or indirectly, as a result of, or based upon or arising from any material inaccuracy in or breach or nonperformance of any of the representations or warranties, covenants or agreements made by Seller in or pursuant to any provision of this Agreement other than pursuant to Article III. In addition, Guarantor, Lamar and Seller agree to indemnify and hold harmless Buyer and the Company for Taxes imposed on the Company with respect to any Person other than the Company pursuant to any agreement or Treas. Reg. Section 1.1502-6 (or any similar provision of state or local law)

          (b) Seller and Lamar, severally and not jointly, to the extent provided below, agree to indemnify and hold harmless, Buyer, Company, and their respective directors, officers, employees, affiliates, agents and assigns from and against any and all Losses of Buyer or Company, directly or indirectly, as a result of, or based upon or arising from any material inaccuracy in or breach or nonperformance of any of the representations or warranties made by Seller or Lamar in this Agreement pursuant to Article III, EXCEPT THAT Seller's and Lamar's obligation to indemnify and hold harmless Buyer, Company, and their respective directors, officers, employees, affiliates, agents and assigns pursuant to this Subsection shall: (i) be limited to the amount of Seller Net Recovery for any claim of Buyer pursuant to this Subsection ("Seller Net Recovery" being defined as the funds recovered by Lamar from the Penn Agreement Sellers based upon a claim made by Buyer against Seller or Lamar pursuant to this Subsection, net of all reasonable costs and expenses of Seller or Lamar incurred in pursuing such claim, including without limitation reasonable attorney's fees and costs); and (ii) (x) such Seller Net Recovery shall be paid to Buyer pursuant to Section 7.5 below, to the extent that such Section 7.5 is applicable; or (y) such Seller Net Recovery shall be paid to Buyer within 5 days of receipt by Seller if Section 7.5 is not applicable.

          (c) Notwithstanding anything to the contrary in this Agreement, Seller, Lamar, nor Guarantor make no warranty or representation of any nature or kind concerning any Advertiser Effect and the same do not have any obligation to indemnify Buyer concerning any Advertiser Effect, PROVIDED, HOWEVER, this sub-section is not intended to, and does not, affect in any way any warranty or representation made to Lamar by any Penn Agreement Seller in the Penn Agreement, the benefit of which is passed through herein to Buyer pursuant to the representations and warranties made in Article III and the indemnity provisions of this Article.

          7.2   OBLIGATIONS OF BUYER.

          Buyer agrees to indemnify and hold harmless Seller from and against any Losses of Seller and its respective directors, officers, employers, affiliates, partners, agents and assigns, directly or indirectly, as a result of, or based upon or arising from (a) any material inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement; or (b) any Order or Action arising out of operation of the Business on or after the Closing Date.

          7.3   PROCEDURE.

          (a) NOTICE OF THIRD PARTY CLAIMS BY BUYER. If Buyer should seek from Seller or Lamar indemnification of any Loss or potential Loss arising from a claim asserted by a third party (including but not limited to a notice of Tax audit or request to waive or extend a statute of limitations applicable to any
Tax), Buyer shall give written notice to the Seller or Lamar, as the case may be. Written notice to the Indemnifying Party of the existence of a third-party Indemnifiable Claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party, including in the case of tax matters, written notice of any tax audit that might result in such a claim.

          (b) NOTICE OF THIRD PARTY CLAIMS BY SELLER. If Seller should seek from Buyer indemnification of any Loss or potential Loss arising from a claim asserted by a third party (including but not limited to a notice of Tax audit or request to waive or extend a statute of limitations applicable to any Tax), Seller shall give written notice to the Buyer. Written notice to the Indemnifying Party of the existence of a third-party Indemnifiable Claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party, including in the case of tax matters, written notice of any tax audit that might result in such a claim.

          (c) DEFENSE OF BUYER. If Buyer's claim for indemnification by Seller is made pursuant to Section 7.1(a) above, if Buyer so requests, Seller, as an

Indemnifying Party hereunder, shall promptly assume the costs of defense of an Indemnifiable Claim. The Indemnifying Party shall retain experienced counsel reasonably satisfactory to the Indemnified Party and thereafter shall control defense of the claim. If the Indemnifying Party does not assume such defense or the Indemnified Party has the right to control the defense of the Indemnifiable Claim, the Indemnified Party may compromise or settle the Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

          (d) DEFENSE OF SELLER. If Seller so requests, Buyer, as an Indemnifying Party hereunder, shall promptly assume the costs of defense of an Indemnifiable Claim. The Indemnifying Party shall retain experienced counsel reasonably satisfactory to the Indemnified Party and thereafter shall control defense of the claim. If the Indemnifying Party does not assume such defense or the Indemnified Party has the right to control the defense of the Indemnifiable Claim, the Indemnified Party may compromise or settle the Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

          (e) SELLER'S AND LAMAR'S OBLIGATION TO PURSUE CERTAIN CLAIMS. To the extent that Buyer seeks indemnification from Seller or Lamar pursuant to Subsection 7.1(b) above, Seller or Lamar shall promptly, and in no event more than five (5) business days, following receipt of written notice of such claim by Buyer, pursue its rights against the Penn Agreement Sellers with respect to corresponding claims of Lamar against the Penn Agreement Sellers and the Escrow Fund at the direction of and for the account of Buyer. Seller or Lamar shall use its best efforts to obtain recovery upon such claim. If Seller or Lamar fails to promptly pursue such corresponding claims pursuant to this subsection, Seller shall indemnify Buyer with respect to such claims pursuant to subsection 7.1(a) hereof. Seller or Lamar shall pay the reasonable costs of pursuing such claim against the Penn Agreement Sellers and shall provide Buyer with details of such costs and expenses, including receipts and invoices. Seller or Lamar shall seek prior approval from Buyer, which approval shall not be unreasonably withheld, of any costs or expenses which are anticipated to exceed $10,000.00. Seller and Buyer shall consult on the decisions concerning such claims of Lamar against the Penn Agreement Sellers that are based upon a claim by Buyer against Seller or Lamar, PROVIDED, HOWEVER, all decisions concerning such claims of Lamar against the Penn Agreement Sellers shall be made ultimately in the reasonable discretion of Seller or Lamar. If at any time Seller or Lamar is unwilling to continue to pursue any claim against the Penn Agreement Sellers that is based upon a claim against it by Buyer, and Buyer wishes Seller or Lamar to continue to pursue such claim, Seller or Lamar shall continue to pursue such claim against the Penn Agreement Sellers, PROVIDED, HOWEVER, Buyer shall have the obligation to advance to Seller or Lamar funds sufficient to cover all of Seller or Lamar's reasonable and pre-approved costs and expenses, including without limitation reasonable attorney's fees and costs which if the Buyer so elects shall be counsel chosen by the Buyer, of continuing to pursue such claim, as such costs and expenses are incurred. To the extent there is a recovery from the Penn Agreement Sellers on such claim as Buyer has advanced costs, Buyer, Seller and Lamar shall recover such costs paid on account of such claim pro-rata from the amount recovered prior to any distribution of the net recovery.

         (f) SETTLEMENT LIMITATIONS ON CERTAIN CLAIMS. Notwithstanding anything in this Section 7.3 to the contrary, neither Buyer, Seller nor Lamar shall, without the written consent of the other Party, settle or compromise any Indemnifiable Claim of Seller or of Buyer pursuant to Section 7.1 or 7.2 above or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other Party an unqualified release from all liability in respect of such Indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and, subject to the limitations of Section 7.5, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnifiable Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnifiable Claim. If the Indemnifying Party makes any payment on any Indemnifiable Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnifiable Claim.

         (g) TAX MATTERS. Notwithstanding anything to the contrary in paragraphs (c) through (f) above, the provisions of Sections 5.2, and 7.3(a), 7.3(b) and this Section 7.3(g) through 7.3(m) below shall govern all Tax matters relating to Indemnifiable Claims or Tax matters relating to the Business, Seller, Buyer or this transaction

         (h) TAX AUDITS. (i) The Seller or its assigns, have the sole right to represent Buyer's interest in any audit or administrative or court proceeding relating to income, sales, use or value added Taxes, whether imposed on the Company, or any holder of the Penn Shares, with respect to the business, operations or activities of the Company during periods (or portions thereof) ending on or before the Closing Date ("PRE-CLOSING TAXES) and to employ counsel of its choice at its expense.

Notwithstanding the foregoing, Seller, Lamar, or their assigns shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for income, sales, use or value added Taxes which would materially adversely affect the liability for income, sales, use or value added Taxes of Buyer for any period (or portion thereof) beginning after the Closing Date without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not he necessary to the extent that
(A) the settlement is consistent with the positions previously taken by the Company or (B) Seller has agreed to indemnify Buyer against the effects of any such settlement.

              (ii) To the extent permitted by the Penn Agreement, Buyer shall have the right to represent the interest of the Company in any audit or administrative or court proceeding relating to Taxes other than Pre-Closing Taxes. Notwithstanding the foregoing, Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect Seller's, Lamar's, Lamar Advertising of Penn, Inc.'s, any Penn Seller's or Appleton Seller's liability for Pre-Closing Taxes or Pre-Closing Appleton Taxes or its indemnification obligations under this Agreement without the prior consent of the Seller. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that (A) the settlement is consistent with the positions previously taken by the Company, as the case may be or (B) Buyer has agreed to indemnify the Seller against the effects of any such settlement.

              (iii) Seller shall have no liability under this Agreement for, and Buyer will indemnify Seller against any liability for any Tax of any Penn Agreement of Seller, the payment of which was made without Seller's prior written consent, which may not be unreasonably withheld, or any settlements effected without the consent of Seller, as required by paragraph (ii), or resulting from any claim, suit, action, litigation or proceeding in which the Seller or its assigns were not permitted an opportunity to assume the defense as required under paragraph (i).

         (i) TAX COVENANTS. Buyer covenants that it will not, and will not permit the Company to, (i) make or change any Tax election, or amend any Tax Return or take any Tax position on any Tax Return filed by or on behalf of the Company, take any action or omit to take any action that results in any increased Tax liability of Seller, Lamar, Lamar Advertising of Penn, Inc., the Penn Agreement Sellers, Penn, or Appleton with respect to any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         (j) REFUNDS. (i) Any refund of Taxes with respect to the business, operations or activities of the Company, whether received before or after the Closing, pertaining to periods (or portions thereof) ending on or before the Closing, except to the extent such refund is an asset on the books of the Company on the Closing Date, shall be paid to the Seller upon receipt by Buyer or its Affiliate, after deducting any Losses for Taxes with respect to the business, operations or activities of the Company during periods (or portions thereof) ending on or before the Closing Date to the extent a claim for indemnification therefor would be available under Section
7.1 hereof but for the limitations contained in Section 7.5(b) hereof. Buyer agrees that, upon the reasonable request and at the sole expense of the Seller, Buyer shall file an amended return or a claim for refund relating to such pre-Closing period Taxes.

         (k) TAX BENEFITS. (i) If any adjustment shall be made to any Tax Return of the Company relating to any taxable period of the Company ending prior to or on or including the Closing Date which results in any Tax detriment to any Penn Agreement Seller and results in any deduction, exclusion from income or other allowance (a "TAX BENEFIT") to Buyer or any of its Affiliates a taxable period (or portion thereof) beginning after the Closing Date, Buyer shall pay to the affected Penn Agreement Sellers the amount of the Tax reduction attributable to such Tax Benefit at such time or times as, and to the extent that, the Company or Buyer realizes such Tax reduction.

         (ii) If any adjustment shall be made to any Tax Return relating to Buyer for any taxable period ending after the Closing Date which results in any Tax detriment to Buyer or any of its Affiliates and results in any Tax Benefit to Seller Guarantor, Lamar, Penn or the Penn Agreement Sellers for any taxable period of the Company ending on or prior to the Closing Date, the Seller, Lamar, Guarantor and Penn shall (to the extent that they received such Tax Benefit) and the Seller, Guarantor, Lamar and Penn shall use its best efforts to cause the Seller, Guarantor, Lamar or Penn Agreement Sellers, as the case may be, to pay to Buyer the amount of the Tax reduction attributable to such Tax Benefit at such time or times as and to the extent that Guarantor, Seller or Lamar, such Penn Agreement Seller, or Penn realize such Tax reduction.

         (l) RETURNS AND REPORTS. (i) Seller or Lamar shall or shall use its best efforts to cause the Seller Representatives to cause to be filed (or provided to Buyer for filing, if appropriate) when due all Tax Returns with respect to income Taxes that are required to be filed by or with respect to the Company for taxable periods ending on or before the Closing Date. Seller or Lamar shall use its best efforts to insure that without Buyer's consent, no position may be taken in such Tax Returns inconsistent with prior reporting practice if such position could increase the Buyer's Tax liabilities for any period after the Closing Date.

         (ii) Subject to paragraph (h) above, Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company after the Closing Date. The Seller and the Seller Representatives shall have the right to approve (which approval shall not unreasonably be withheld) such Tax Return prior to the filing thereof to the extent it could affect any Penn Agreement Sellers' or Seller's liability for Pre-Closing Taxes or its indemnification obligations under this Agreement.

         (m) TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

              (i) If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "TAX REIMBURSEMENT AMOUNT") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

              (ii) The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "NET TAX BENEFIT"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized. For purposes of this clause (ii), the Net Tax Benefit shall be deemed to be actually realized on the date on which such Net Tax Benefit is used to compute an obligation to pay installments of estimated tax or, if earlier, reported earnings; PROVIDED, HOWEVER, that if the amount of any Net Tax Benefit is subsequently affected by reason of any event or events, including, without limitation, any payment of Taxes by such Indemnified Party with respect to the loss of such Net Tax Benefit upon audit or litigation, appropriate adjustments and payments to take into account the increase or decrease in such Net Tax Benefit shall be made between the Indemnified Party and the Indemnifying Party within 15 days after such event or events. Any expenses associated with the realization of a Net Tax benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit. Buyer agrees to provide Seller or its designated representatives with such assistance and such documents and records reasonably requested by them that are relevant to their ability to determine whether a Net Tax Benefit has been realized, including but not limited to copies of any Tax Returns, estimated tax payments, schedules, and related supporting documents.

         7.4 SURVIVAL.

         The representations and warranties and agreements contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing, except that (i) the representations and warranties contained in Sections 2.1 [Organization], 2.2 [Authorization], 2.4
[Title to Purchased Stock], 2.5 [Company Debt], 2.6 [No Brokers or Finders],
3.1 [Organization and Good Standing], 3.2 [Company Stock], 4.1
[Organization and Related Matters], and 4.2 [Authorization] shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 3.5
[Taxes and Tax Returns] shall survive the Closing and remain in full force and effect for the period of the applicable statute of limitations with respect to such claims, (iii) the agreements contained in Article VI, and in Sections 7.3(g)-(m) shall survive the Closing and remain in full force and effect indefinitely and (iv) if a claim or notice is given under this Article VII with respect to any representation or warranty or agreement prior to the applicable expiration date set forth in this Section 7.4, such representation or warranty or agreement shall continue indefinitely only for the purposes of such claim until such claim is finally resolved. The indemnification set forth in this Article VII shall survive the Closing and shall remain in effect for a period of one year after the Closing Date, except for any indemnification for a breach of a representation or warranty or agreement which survives indefinitely in accordance with the terms of this Section 7.4. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         7.5 LIMITATIONS ON INDEMNIFICATION.

         (a) DOLLAR LIMITATION. Notwithstanding anything to the contrary herein, in no event shall the aggregate amount payable by Seller or Lamar under this Article VII exceed an amount equal to the Purchase Price.

         (b) BREACH REGARDING BUYER. Buyer shall not be required to indemnify any other Person under or pursuant to Section 7.2 unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer under Section 7.2 exceeds $25,000 and, in such event, the Indemnifying Party shall be responsible only for the amount in excess of such $25,000.

         7.6 SHARING OF AMOUNTS RECOVERED FROM WORKING CAPITAL AND CLAIMS ESCROW ACCOUNT.

         Any amount paid to Seller or Lamar by the Penn Agreement Sellers from the Escrow Accounts pursuant to Article XI of the Penn Agreement shall be shared by Buyer, Seller and Lamar according to this Section.

         (a) LIMITATION ON CLAIMS REGARDING COMPANY. Claims made by Buyer against Seller or Lamar pursuant to Section 7.1(b) which result in claims of Lamar against the Penn Agreement Sellers that are permissible and limited pursuant to Section 11.5(b) of the Penn Agreement are referred to hereinafter as "Buyer 11.5(b) Claims." Claims made by Lamar against the Penn Agreement Sellers that are permissible and limited pursuant to Section 11.5(b)) of the Penn Agreement and are unrelated to any claim of Buyer are referred to hereinafter as "Seller 11.5(b) Claims." Notwithstanding anything to the contrary herein, no payment shall be required to be made to Buyer by Seller or Lamar with respect to Buyer 11.5(b) Claims if: (i) Buyer 11.5(b) Claims do not exceed $187,500, AND (ii) the sum of Buyer 11.5(b) Claims and Seller 11.5(b) Claims does not exceed $750,000.

         (b) AMOUNTS RECOVERABLE BY BUYER. If Seller or Lamar receives funds from the Working Capital and Claims Escrow Account as a result of any claim against the Penn Sellers, and if such amount received by Seller or Lamar includes any amount that is the result of one or more Buyer 11.5(b) Claims, Seller or Lamar shall immediately pay to Buyer (i) the amount of the included Buyer 11.5(b) Claims less $187,500, up to the aggregate amount of $750,000 for all of Buyer 11.5(b) Claims recovered from the Working Capital and Claims Escrow Account; less (ii) the reasonable costs and expenses incurred by Seller or Lamar in collecting such Buyer 11.5(b) claims as provided herein from the Penn Agreement Sellers, including without limitation reasonable attorney's fees and costs.

         (c) AMOUNTS RECOVERABLE BY SELLER OR LAMAR. If Seller or Lamar receives funds from the Working Capital and Claims Escrow Account as a result of any Seller 11.5(b) Claim, Seller or Lamar shall retain without any obligation to Buyer (i) the amount of its included 11.5(b) Claims less the aggregate sum of $562,500, up to the aggregate amount of $2,250,000 for all Seller 11.5(b) Claims recovered from the Working Capital and Claims Escrow Account.

         (d) ESCROW OF ADDITIONAL AMOUNT RECOVERABLE BY BUYER. To the extent that total Buyer 11.5(b) Claims are in excess of $937,5OO, and as a result of such excess Buyer 11.5(b) Claims funds are recovered by Seller or Lamar from the Working Capital and Claims Escrow Account, (recognizing that Seller's or Lamar's right to retain any funds recovered pursuant to Subsection (c) above shall be superior to any right granted Buyer pursuant to this Subsection) such funds, net of Seller's or Lamar's reasonable costs and expenses incurred by Seller or Lamar in collecting such Buyer 11.5(b), as provided herein, claims from the Penn Agreement Sellers, including without limitation reasonable attorney's fees and costs, shall be promptly paid to Trust Company of Louisiana, as escrow agent for Buyer, Seller and Lamar pursuant to an escrow agreement substantially in the form of Exhibit D attached hereto by and among Buyer, Seller, Lamar and such escrow agent. (hereinafter the escrow account established pursuant to this provision is referred to as the Secondary Escrow Account and the escrow agent is referred to as the "Secondary Escrow Agent"). The term of such escrow arrangement shall extend twenty days past the term of the Escrow Agreement.

         (e) ESCROW OF ADDITIONAL AMOUNTS RECOVERABLE BY SELLER. To the extent total Seller 11.5(b) Claims are in excess of $2,812,500 and as a result of such excess Seller 11.5(b) Claims funds are recovered by Seller or Lamar from the Working Capital and Claims Escrow Account (recognizing that Buyer's right to be paid any funds recovered pursuant to Subsection (b) above shall be superior to any right granted Seller or Lamar pursuant to this Subsection), such funds, net of Seller's or Lamar's reasonable costs and expenses incurred by Seller or Lamar in collecting such Buyer 11.5(b) claims from the Penn Agreement Sellers, including without limitation reasonable attorney's fees and costs, shall be promptly paid to the Secondary Escrow Agent for deposit in the Secondary Escrow Account.

         (f) PAYMENTS FROM ESCROW. If, after the Secondary Escrow Account has been established, should Buyer determine that it has additional Buyer 11.5(b) Claims, Buyer shall make such claims and Seller or Lamar shall take such actions as are provided for in this Article VII. To the extent that the Working Capital and Claims Escrow Account has not been exhausted, Seller or Lamar shall pursue Buyer 11.5(b) Claims and Seller 11.5(b) Claims against the Penn Agreement Sellers and the Working Capital and Claims Escrow Account as provided for in this Article VII. To the extent that the Working Capital and Claims Escrow Account has been exhausted by the combined claims of Buyer, Seller and Lamar pursuant to this Agreement and/or the Penn Agreement, Buyer, Seller, or Lamar shall have the right to be paid any such additional reasonable and valid Buyer 11.5(b) Claims or Seller 11.5(b) Claims made in good faith from the funds in the Secondary Escrow Account, (i) for Buyer up to the positive difference between $750,000 and the amount collected by Seller and Lamar on behalf of Buyer from the Working Capital and Claims Escrow Account pursuant to Subsection 7.6(b) hereof; or (ii) for Seller and Lamar combined, up to the positive difference between $2,250,000 and the amount collected by Seller and Lamar from the Working Capital and Claims Escrow Account pursuant to Subsection 7.6(c) hereof.

         (g) FINAL SETTLEMENT. At the expiration of the Secondary Escrow Account agreement, the amount remaining in the Secondary Escrow Account shall be distributed to the party whose 11.5(b) claim resulted in the payment from the Working Capital and Claims Escrow Account to the Secondary Escrow Account, PROVIDED HOWEVER, if there are not enough funds in the Secondary Escrow Account to satisfy the established and paid 11.5(b) Claims of both Buyer, Seller and Lamar, the remaining funds shall be shared by Buyer, Seller and Lamar in the ratio of their respective established and paid 11.5(b) claims that were deposited into the Secondary Escrow Account.

         7.7  EXCLUSIVE REMEDY.

         Notwithstanding anything to the contrary herein, the indemnity provided in this Article VII, as it relates to a breach of a representation or warranty or a failure to perform any covenant or agreement in any case contained in this Agreement, shall be the exclusive contractual remedy with respect to matters addressed by such covenant, agreement, representation or warranty other than any rights to specific performance available for a breach of a covenant hereunder.

         7.8  ACTUAL DAMAGES.

         Any Indemnifiable Claim, whether with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement or otherwise, shall be limited to the amount of actual Losses sustained by the Indemnified Party by reason of such breach or nonperformance and shall be net of any insurance proceeds received from insurance companies, including affiliated insurance companies. Notwithstanding anything to the contrary herein, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any punitive, incidental or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

         7.9  TREATMENT OF PAYMENTS.

         All payments made pursuant to this Article VII shall be treated as adjustments to the Purchase Price for the Purchased Stock.

         7.10 ASSIGNMENT OF CLAIM FOR BREACH. To the extent allowed by law and the Penn Purchase Agreement, Seller and Lamar shall partially assign any claim or Action against the Penn Agreement Sellers for breach of any warranty, representation, covenant, or indemnity to Buyer at the time such claim or Action arises, to the extent such claim or Action relates to the Company or the Purchased Stock.

                                     ARTICLE VIII
                                       GENERAL

         8.1  GUARANTY.

         In consideration of the benefits to Seller and Lamar under this Agreement, Guarantor does hereby guarantee, jointly and severally, with Seller and Lamar, all of the agreements (including but not limited to agreements to indemnify), representations, warranties, covenants of Seller or of Lamar under this Agreement and under all documents to be executed pursuant to this Agreement.

         8.2  AMENDMENTS; WAIVERS.

         This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. Except as otherwise provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or over exercise of such or any other right.

         8.3  SCHEDULES; EXHIBITS; INTEGRATION.

         Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement and is deemed incorporated herein by this reference, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         8.4  BEST EFFORTS; FURTHER ASSURANCES.

         (a) STANDARD. Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         (b) LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

         8.5  GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

         8.6  NO ASSIGNMENT.

         Neither this Agreement nor any rights or obligations under it are assignable except that: (i) Buyer may assign its rights hereunder (including but not limited to its rights under Article VII ) to any wholly-owned subsidiary of Buyer and (ii) Seller may assign its rights here under to any of its Affiliates. Buyer shall remain liable to Seller and/or to Penn for the payment of the Purchase Price and other obligations of Buyer hereunder notwithstanding a permitted assignment, and Seller shall remain liable to Buyer for its obligations to Buyer hereunder notwithstanding a permitted assignment.

         8.7  HEADINGS.

         The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         8.8  COUNTERPARTS.

         This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

         8.9  PUBLICITY AND REPORTS.

         Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party, and in no event may any such public disclosure refer to the purchase price payable to Seller hereunder, except to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall deliver a written opinion to the other party that a particular action is required by applicable law.

         8.10 CONFIDENTIALITY.

         All information disclosed in writing, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall nor be used by any such Persons other than as contemplated by this Agreement, except to the extent that (i) such information was known by the recipient when received, (ii) such information is or hereafter becomes lawfully obtainable from other sources, (iii) such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) may otherwise be required by law or (v) such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.10, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

         8.11 PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

         8.12 PERFORMANCE BY SUBSIDIARY.

         Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

         8.13 NOTICES AND PAYMENT INSTRUCTIONS

         Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid), receipt requested (A) if to Buyer to Universal Outdoor, Inc., 321 N. Clark Street, Suite 1010, Chicago, IL 60610, ATTENTION: Mr. Brian Clingen, with a copy to Skadden, Arps, Meagher, Slate & Flom LLP, 919 Third Avenue, New York, NY 10022, ATTENTION: Howard A. Ellin; (B) if to

Seller to 5551 Corporate Boulevard, Suite 2A, Baton Rouge, LA 70808,
ATTENTION: Keith A. Istre, with a copy to Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman. L.L.P., One American Place, 22nd Floor, Baton Rouge, LA 70825, ATTENTION: Ben R Miller, Jr.; (C) if to Lamar to 5551 Corporate Boulevard, Suite 2A, Baton Rouge, LA 70808, ATTENTION: Keith A. Istre, with a copy to Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P., One American Place, 22nd Floor, Baton Rouge, LA 70825, ATTENTION: Ben R. Miller, Jr., and (D) if to Guarantor to 5551 Corporate Boulevard, Suite 2A, Baton Rouge, LA 70808, ATTENTION: Keith A. Istre, with a copy to Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P., One American Place, 22nd Floor, Baton Rouge, LA 70825, ATTENTION: Ben R. Miller, Jr.; or, in each case, to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.13 and an appropriate answer-back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

         With respect to any payments to be made hereunder to any party, such payment shall be made by wire transfer in immediately available funds to the account of such party designated in writing to the other parties hereto.

         8.14 EXPENSES.

         Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

         8.15 LITIGATION.

         All litigation relating to or arising under or in connection with this Agreement shall be brought only in the federal or state courts located in the State of Delaware and County of Wilmington, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement. The parties hereto irrevocably waive trial by jury. Subject to Sections 7.5 and 7.7, in the event of any breach of the provisions of this Agreement, the nonbreaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

         8.16 ATTORNEY'S FEE'S.

         In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

         8.17 REPRESENTATION BY COUNSEL.

         Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

         8.18 INTERPRETATION.

         The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller. Further, "hereof," "herein," "hereunder," "hereto," "this Agreement" and comparable terms refer to the entire instrument, including any exhibits or schedules to the instrument, and not to any particular article, section or other subdivision of the instrument.

         8.19 SEVERABILITY.

         If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

         8.20 KNOWLEDGE CONVENTION.

    Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to [its] knowledge" or "to [its] best knowledge" or words of similar intent or effect of any party or its representative, each statement shall be deemed to include a representation that a reasonable investigation has been conducted. A reasonable investigation shall mean that the senior representatives of the party have reviewed the relevant statement and have consulted with the appropriate management individuals as to whether they have knowledge of any fact or circumstance that would make any such statement untrue and have reviewed documents in the possession of such representatives. Knowledge of an individual shall be limited to the actual knowledge of such individual after giving effect to the investigation described above and shall not include any matter, fact or circumstance which such individual otherwise should have known.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SELLER                       FLORIDA LOGOS, INC.


                             By:
                                  -----------------------------------------
                                  Keith A. Istre
                                  Vice President & Chief Financial Officer


LAMAR                        THE LAMAR CORPORATION

                             By:
                                  -----------------------------------------
                                  Keith A. Istre
                                  Vice President & Chief Financial Officer

GUARANTOR                    LAMAR ADVERTISING COMPANY

                             By:
                                  -----------------------------------------
                                  Keith A. Istre,
                                  Vice President & Chief Financial Officer



BUYER                        UNIVERSAL OUTDOOR, INC.

                             By:
                                  -----------------------------------------
                                  Brian T. Clingen
                                  Vice President & Chief Financial Officer